SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ PreliminaryProxy Statement	☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Marriott International, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐    Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

Corporate Headquarters:	Mailing Address:
10400 Fernwood Road	Marriott Drive
Bethesda, Maryland 20817	Washington, D.C. 20058

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FRIDAY, APRIL 30, 2004

To our Shareholders:

March 25, 2004

The 2004 annual meeting of shareholders of Marriott International, Inc. (the “Company”) will be held at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. on Friday, April 30, 2004, beginning at 10:30 a.m. Doors to the meeting will open at 9:30 a.m. At the meeting, shareholders will act on the following matters:

(1)	Election of three directors, each for a term of three years;

(2)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for fiscal 2004;

(3)	Consideration of 1 shareholder proposal, if properly presented at the meeting; and

(4)	Any other matters that properly come before the meeting.

Shareholders of record at the close of business on March 8, 2004 will be entitled to notice of and to vote at this meeting.

For the convenience of our shareholders, proxies may be given either by telephone, electronically through the Internet, or by completing, signing and returning the enclosed proxy card. In addition, shareholders may elect to receive future shareholder communications, including proxy materials, through the Internet. Instructions for each of these options can be found in the enclosed materials.

By order of the Board of Directors,

Dorothy M. Ingalls

Secretary

PLEASE REFER TO THE OUTSIDE BACK COVER FOR DIRECTIONS TO THE MEETING

AND INFORMATION ON PARKING, PUBLIC TRANSPORTATION AND LODGING.

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MARRIOTT INTERNATIONAL, INC.

10400 FERNWOOD ROAD, BETHESDA, MARYLAND 20817

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of shareholders of Marriott International, Inc. (“we,” “us,” or the “Company”) to be held on Friday, April 30, 2004, beginning at 10:30 a.m., at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C., and at any postponements or adjournments of the meeting. This proxy statement is first being mailed to shareholders by the Company on March 25, 2004.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters described in the accompanying notice of meeting. This includes the election of three directors, ratification of the appointment of the independent auditor and, if properly presented at the meeting, consideration of one shareholder proposal. In addition, our management will report on the Company’s performance during fiscal 2003 and respond to questions from shareholders.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, March 8, 2004, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of the Company’s Class A common stock entitles its holder to cast ten votes on each matter to be voted upon.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

You will find directions to the meeting, and information on parking, public transportation and lodging, on the back cover of this proxy statement.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Class A common stock of the Company outstanding on the record date and entitled to vote will constitute a quorum. A quorum is required for business to be conducted at the meeting. As of the record date, 228,861,795 shares of Class A common stock of the Company were outstanding and entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum.

How do I vote?

Mark, sign and date each proxy card you receive and return it in the prepaid envelope. Your shares will be voted as you indicate on the proxy card. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR items 1 and 2 and AGAINST item 3.

What does the Board recommend?

The Board’s recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR election of the nominated directors (see Item 1 on page 9);

•	FOR ratification of the appointment of the independent auditor (see Item 2 on page 32);

•	AGAINST the shareholder proposal on cumulative voting (see Item 3 on page 32).

Unless you give other instructions, the persons named as proxy holders on the proxy card will vote in accordance with the Board’s recommendations.

Can I vote by telephone or electronically?

You may vote by telephone or electronically through the Internet by following the instructions attached to your proxy card.

The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

Can I change my vote after I return my proxy card, or after I vote by telephone or electronically?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

(1)	Returning a later-dated signed proxy card;

(2)	Delivering a written notice of revocation to EquiServe Trust Company, N.A., P.O. Box 8089, Edison, New Jersey 08818-9355;

(3)	Voting by telephone or the Internet; or

(4)	Voting in person at the meeting.

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

How do I vote my 401(k) shares?

If you participate in the Marriott Employees’ Profit Sharing, Retirement and Savings Plan and Trust (the “401(k) Plan”) or the Sodexho Employee Savings Plan, you may give voting instructions as to the number of share equivalents allocated to your account as of the record date. You may provide voting instructions to the trustee under the applicable plan by completing and returning the proxy card accompanying this proxy statement. The trustee will vote your shares in accordance with your duly executed instructions if they are received by 12:00 p.m. Eastern Time, April 28, 2004. If you do not send instructions, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

What vote is required to approve each item?

In the election of directors, the three nominees who receive the highest number of “FOR” votes will be elected. A “WITHHELD” vote does not affect the election of directors. For each other item, when a quorum is present, the affirmative vote of the holders of a majority of the shares of Class A common stock represented in person or by proxy and entitled to vote on the item will be required for approval. Instructions to “ABSTAIN” with respect to any item will not be voted on that item, although they will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “AGAINST.”

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion on some of the items to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those items and will not be counted in determining the number of shares necessary for approval for each item. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who will count the vote?

Representatives of EquiServe Trust Company, N.A., our independent stock transfer agent, will count the votes and act as the inspector of election.

What shares are included on my proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares of Class A common stock that the Company’s stock transfer records indicate that you hold, including (i) any shares you may hold through the DirectSERVICE Investment Program administered by EquiServe Trust Company, N.A.; (ii) if you are a Marriott employee, any shares that may be held for your account by T. Rowe Price as custodian for the 401(k) Plan; and (iii) if you are a Sodexho Inc. employee, any shares that may be held for your account by State Street Bank and Trust Company as trustee for the Sodexho Employee Savings Plan. If you have shares in the 401(k) Plan or the Sodexho Employee Savings Plan and do not vote by proxy, or return your proxy card with an unclear voting designation or no voting designation at all, then the 401(k) Plan trustee or State Street, as applicable, will vote your shares in proportion to the way the other 401(k) Plan participants or Sodexho Employee Savings Plan participants, as applicable, voted their shares. If you hold shares through a broker or other nominee, you will receive a separate voting instruction card for those shares.

What does it mean if I receive more than one proxy card?

If your shares are registered under different names or are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, please sign and return all proxy cards, or if you choose, vote by telephone or through the Internet using the personal identification number printed on each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, EquiServe Trust Company, N.A., at (800) 311-4816.

How will voting on any other business be conducted?

Although we currently do not know of any business to be considered at the 2004 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your proxy gives authority to J.W. Marriott, Jr. and William J. Shaw to vote on such matters at their discretion.

When are shareholder proposals for the 2005 annual meeting of shareholders due?

Our 2005 annual meeting of shareholders is scheduled for April 29, 2005. To be considered for inclusion in our proxy statement for that meeting, shareholder proposals must be received at our offices no later than November 25, 2004. Proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934 and our bylaws, and must be submitted in writing to the Corporate Secretary, Marriott International, Inc., Department 52/862, Marriott Drive, Washington, D.C. 20058.

In addition, our bylaws require that, if a shareholder desires to introduce a shareholder proposal or nominate a director candidate from the floor of the 2005 annual meeting of shareholders, the shareholder must submit such proposal or nomination in writing to the Company’s Secretary at the above address not later than January 30, 2005. The written proposal or nomination must comply with our bylaws. The Chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or the nomination of any person made after January 30, 2005, or that does not comply with our bylaws. If a shareholder fails to meet these deadlines or satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the proxies we solicit allow us to vote on such proposals as we deem appropriate.

How much did this proxy solicitation cost and who paid that cost?

The Company paid for this proxy solicitation. We hired MacKenzie Partners, Inc. to assist in the distribution of proxy materials and solicitation of votes for $7,500, plus reimbursement of certain out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Proxies will be solicited by mail, telephone, or other means of communication. Our directors, officers and regular employees who are not specifically employed for proxy solicitation purposes may also solicit proxies.

Can I receive future shareholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. To consent to electronic delivery:

•	If your shares are registered in your own name, and not in “street name” through a broker or other nominee, fill out the consent form at the Internet site maintained by our transfer agent, EquiServe Trust Company, N.A., at www.econsent.com/mar.

•	If your shares are registered in “street name” through a broker or other nominee, you must first vote your shares using the Internet, at www.proxyvote.com, and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

You may withdraw this consent at any time and resume receiving shareholder communications in print form.

STOCK OWNERSHIP

Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners

The following table sets forth the beneficial ownership of Class A common stock by our directors and executive officers as of January 30, 2004, as well as additional information about beneficial owners of 5% or more of the Company’s Class A common stock. Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws.

Name	Shares Beneficially Owned		Percent of Class(1)
Directors:
J.W. Marriott, Jr.	31,108,702	(2)(3)	13.3
Gilbert M. Grosvenor	1,600	(4)	*
Lawrence W. Kellner	1,000	(4)	*
John W. Marriott III	6,939,864	(5)(6)(7)	3.0
Floretta Dukes McKenzie	1,308	(4)(6)	*
George Muñoz	1,000	(4)	*
Harry J. Pearce	10,000	(4)	*
Roger W. Sant	27,561	(4)(6)	*
William J. Shaw	1,264,594	(5)(6)	*
Lawrence M. Small	80,462	(4)(6)(8)	*

Other Named Executive Officers:
Joseph Ryan	463,390	(5)(6)	*
Arne M. Sorenson	421,216	(5)(6)	*
James M. Sullivan	662,588	(5)(6)	*

All Directors and Executive Officers as a Group:
(21 persons including the foregoing)	35,258,533	(9)(10)	14.9

Other 5% Beneficial Owners:
Richard E. Marriott	28,422,972	(2)(10)	12.3
Southeastern Asset Management, Inc.	16,343,763	(11)	7.1

*	Less than 1 percent.
(1)	Based on the number of shares outstanding (230,054,286) on January 30, 2004, plus the number of shares acquirable by the specified person(s) within 60 days of January 30, 2004.
(2)	Includes: (i) 3,078,554 shares held by J.W. Marriott, Jr. and his brother Richard E. Marriott as co-trustees of 16 trusts for the benefit of their children; (ii) 5,097,110 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation in which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees; (iii) 3,311,234 shares held by a charitable annuity trust created by the will of J. Willard Marriott, Sr. in which J.W. Marriott, Jr. and Richard E. Marriott have a remainder interest and are co-trustees; (iv) 444,300 shares held as trustee of two trusts for the benefit of Richard E. Marriott; and (v) 269,878 shares held as trustee of two trusts established for the benefit of J.W. Marriott, Jr. Both J.W. Marriott, Jr. and Richard E. Marriott report these shares as beneficially owned.

(3)	Includes, in addition to the shares referred to in footnote (2): (i) 2,972,637 shares subject to options exercisable within 60 days after January 30, 2004; (ii) 139,735 shares owned by J.W. Marriott, Jr.’s wife (Mr. Marriott disclaims beneficial ownership of such shares); (iii) 1,340,534 shares owned by four trusts for the benefit of J.W. Marriott, Jr.’s children, in which his wife serves as a co-trustee; (iv) 48,728 shares owned by six trusts for the benefit of J.W. Marriott, Jr.’s grandchildren, in which his wife serves as a co-trustee; (v) 160,000 shares owned by JWM Associates Limited Partnership, whose general partner is J.W. Marriott, Jr.; (vi) 5,413,980 shares owned by JWM Family Enterprises, L.P., whose general partner is a corporation in which J.W. Marriott, Jr. is a controlling shareholder; (vii) 6,600,000 shares owned by JWM Argent Family Limited Partnership, whose general partner is J.W. Marriott, Jr.; and (viii) 31,827 shares owned by the J. Willard Marriott, Jr. Foundation, in which J.W. Marriott, Jr. and his wife serve as trustees. J.W. Marriott, Jr.’s address is Marriott International, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.
(4)	The indicated shares do not include non-employee director annual deferred share awards or stock units representing fees that non-employee directors have elected to defer under our 2002 Comprehensive Stock and Cash Incentive Plan. The combined number of shares (i) subject to deferred share awards and (ii) in stock unit accounts of non-employee directors as of January 2, 2004, were as follows: Mr. Grosvenor: 23,459; Mr. Kellner: 1,402; Dr. McKenzie: 15,683; Mr. Muñoz: 1,402; Mr. Pearce: 19,752; Mr. Sant: 17,357; and Mr. Small: 16,457. Share awards and stock units do not carry voting rights and are not transferable. Dividend equivalents are credited to stock unit accounts in the form of additional stock units. Share awards and stock units are distributed following retirement as a director.
(5)	Includes shares of unvested restricted stock awarded under the 2002 Comprehensive Stock and Cash Incentive Plan as follows: John W. Marriott III: 26,000 shares; Mr. Shaw: 65,000 shares; Mr. Ryan: 13,806 shares; Mr. Sorenson: 61,000 shares; and Mr. Sullivan: 48,000 shares. Holders of restricted stock are entitled to vote their shares. See “Executive Compensation: Summary Compensation Table” at page 21.
(6)	Includes shares subject to options exercisable within 60 days after January 30, 2004, as follows: John W. Marriott III: 110,854 shares; Dr. McKenzie 438 shares; Mr. Sant 7,561 shares; Mr. Shaw: 1,062,169 shares; Mr. Small: 7,999 shares; Mr. Ryan: 392,375 shares; Mr. Sorenson: 319,256 shares; and Mr. Sullivan: 554,695 shares.
(7)	Includes (i) 5,413,980 shares owned by JWM Family Enterprises, L.P.; whose general partner is a corporation in which John W. Marriott III is the president; (ii) 160,000 shares owned by JWM Associates Limited Partnership, whose limited partner is John W. Marriott III; (iii) 393,480 shares held as beneficiary of two trusts, in which Richard E. Marriott and J.W. Marriott, Jr. serve as co-trustees; (iv) 337,360 shares held as beneficiary of a trust in which J.W. Marriott, Jr.’s wife serves as co-trustee; and (v) 24,522 shares owned by three trusts, for the benefit of John W. Marriott III’s children, in which his spouse and J.W. Marriott, Jr.’s wife are co-trustees. J.W. Marriott, Jr. and John W. Marriott III report these shares as beneficially owned but these shares are included only once in reporting the number of shares owned by all directors and executive officers as a group. Includes, in addition to the shares referred to above (i) 15,605 shares owned by John W. Marriott III’s wife (Mr. Marriott disclaims beneficial ownership of such shares); and (ii) 57,975 shares held as trustee of three trusts for the benefit of John W. Marriott III’s children.
(8)	Includes 5,400 shares held by Lawrence M. Small as trustee in two trusts for the benefit of his two children.
(9)	All directors, nominees and executive officers as a group (other than J.W. Marriott, Jr. and John W. Marriott III) beneficially owned an aggregate of 3,539,309 shares, or 1.5 percent of Class A common stock outstanding as of January 30, 2004.

(10)	Includes, in addition to the shares referred to in footnote (2): (i) 122,634 shares subject to options exercisable within 60 days after January 31, 2004; (ii) 137,222 shares owned by Richard E. Marriott’s wife; (iii) 1,170,997 shares owned by four trusts for the benefit of Richard E. Marriott’s children, in which his wife serves as a co-trustee; (iv) 3,838,946 shares owned by First Media Limited Partners, whose general partner is a corporation in which Richard E. Marriott is the controlling shareholder; and (v) 33,827 shares owned by the Richard E. and Nancy P. Marriott Foundation in which Richard E. Marriott and his wife serve as directors and officers. Richard E. Marriott is the brother of J.W. Marriott, Jr. and is a former director and officer of the Company. Richard E. Marriott’s address is Host Marriott Corporation, 10400 Fernwood Road, Bethesda, Maryland 20817.

(11)	Based on a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 10, 2004, reflecting ownership of Class A common stock as of December 31, 2003, and total outstanding shares of Class A common stock as of December 31, 2003. We have taken the following information from that filing. The Schedule 13G was filed by Southeastern Asset Management, Inc., as a registered investment advisor, and by its Chairman and Chief Executive Officer, O. Mason Hawkins in the event he could be deemed to be a controlling person of that firm as the result of his official position with or ownership of its voting securities, although Mr. Hawkins disclaims beneficial ownership of the shares covered by the report (together, “Southeastern”). Southeastern’s address is 6410 Poplar Avenue, Suite 900, Memphis, TN 38119. Southeastern reported sole voting power over 7,035,263 shares, and shared or no voting power over 9,308,500 shares, and sole dispositive power over 8,962,763 shares, and shared dispositive power over 7,360,000 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors, all of our officers and all of our 10% beneficial owners who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 complied with such reporting requirements during fiscal 2003 other than (i) one transaction reported on an untimely basis due to an administrative error on the part of the Company regarding the withholding of shares to pay taxes for the vesting of deferred bonus stock by each of the following: John W. Marriott III, Edwin D. Fuller, Stephen P. Weisz, William J. Shaw, Simon F. Cooper, Robert McCarthy, Brendan M. Keegan; (ii) one transaction reported on an untimely basis due to an administrative error on the part of the Company with regard to grants of stock units in payment of director fees by each of the following: Gilbert M. Grosvenor, Floretta Dukes McKenzie, Harry J. Pearce, Roger W. Sant, Lawrence M. Small; (iii) two transactions reported on an untimely basis by Stephen P. Weisz due to administrative errors on the part of the Company; (iv) one transaction reported on an untimely basis by Gilbert M. Grosvenor; (v) two transactions reported on an untimely basis by J.W. Marriott, Jr. due to administrative errors on the part of the Company; (vi) one transaction reported on an untimely basis by Brendan M. Keegan; and (vii) one untimely Form 3 filing by Robert J. McCarthy.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, with approximately one-third of the directors standing for election each year for a three-year term. Sterling D. Colton holds the title of director emeritus.

Directors Standing for Election

Three directors are standing for election: Lawrence W. Kellner, John W. Marriott III, and Harry J. Pearce. Each of these nominees currently serves on the Board and has consented to serve for an additional term ending at the 2007 annual meeting of shareholders, or when their successor is duly elected and qualified. Lawrence W. Kellner and John W. Marriott III, who were appointed to the Board, were initially recommended to the Nominating and Corporate Governance Committee by J.W. Marriott, Jr., our Chairman and Chief Executive Officer.

We do not know of any reason why any of the nominees would be unable to serve. However, if any of the nominees should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Gilbert M. Grosvenor, whose term ends with this annual meeting, is not standing for reelection as director. Ann M. Fudge resigned as director effective May 31, 2003. The Board wishes to thank Mr. Grosvenor and Ms. Fudge for their service to the Company.

The Board recommends a vote FOR the nominees.

The following are the nominees for director for three-year terms ending in 2007:

Lawrence W. Kellner Age: 45	Mr. Kellner is President and Chief Operating Officer of Continental Airlines, Inc. Effective January 1, 2005, he will become Chairman and Chief Executive Officer of Continental Airlines. He was appointed Chief Operating Officer of Continental Airlines in March 2003 and has served as President and a member of the Board of Directors since 2001. He joined the airline in 1995 as Senior Vice President and Chief Financial Officer. Prior to joining Continental Airlines, he was Executive Vice President and Chief Financial Officer of American Savings Bank and, prior to American Savings Bank, he was Executive Vice President and Chief Financial Officer of The Koll Company. Mr. Kellner is also a director of the following for profit companies: Belden & Blake Corporation and ExpressJet Holdings, Inc. He has served as a director of the Company since 2002.

John W. Marriott III Age: 42	Mr. Marriott joined Marriott Corporation in 1976 and became Executive Vice President—Lodging for Marriott International in January 2003. He is responsible for leading Global Sales and Marketing, Brand Management, Operations Planning and Support and North American Lodging Operations. Prior to his current position, Mr. Marriott served as Executive Vice President of Global Sales and Marketing. Before that, he was Senior Vice President for Marriott’s Mid-Atlantic Region. In April 2002, Mr. Marriott was named by the U.S. Department of Commerce and the Japanese government to co-chair a special taskforce to promote travel between the United States and Japan. John W. Marriott III is the son of J.W. Marriott, Jr. He has served as a director of the Company since 2002.

Harry J. Pearce Age: 61	Mr. Pearce serves as Of Counsel with the national law firm of Bowman and Brooke. He was Chairman of Hughes Electronics Corporation, a subsidiary of General Motors Corporation, from May 2001 until the sale by General Motors of its interest in Hughes in December 2003. He has served on the Hughes Electronics Corporation board since 1992. He was Vice Chairman and a director of General Motors Corporation from 1996 until his retirement from General Motors Corporation in May 2001. Mr. Pearce is a director of a for profit company, MDU Resources Group, Inc. He also is Chairman of the U.S. Air Force Academy’s Sabre Society and a director, and lifetime member, of the U.S. Air Force Academy’s Association of Graduates. Mr. Pearce is a director of the National Defense University Foundation, Chairman of the GM Cancer Research Foundation, Chairman of The Bone Marrow Foundation and President and director of The Leukemia & Lymphoma Society Research Foundation. He also serves on the Board of Trustees of Howard University and Northwestern University. Mr. Pearce has served as a director of the Company or its predecessors since 1995.

Directors Continuing in Office

J.W. Marriott, Jr. (Chairman of the Board) Age: 72	Mr. Marriott is Chairman of the Board and our Chief Executive Officer. He joined Marriott Corporation in 1956, became President and a director in 1964, Chief Executive Officer in 1972 and Chairman of the Board in 1985. Mr. Marriott also is a director of the National Urban League and the Naval Academy Endowment Trust. He serves on the Board of Trustees of the National Geographic Society, The J. Willard & Alice S. Marriott Foundation, and is a member of the Executive Committee of the World Travel & Tourism Council and the Business Council. Mr. Marriott has served as our Chairman and Chief Executive Officer since the Company’s inception in 1997, and served as Chairman and Chief Executive Officer of the Company’s predecessors from 1985. He is the father of John W. Marriott III. He is currently serving a three-year term expiring at the 2005 Annual Meeting of Shareholders.

Floretta Dukes McKenzie Age: 68	Dr. McKenzie is the founder of The McKenzie Group, Inc. (an educational consulting firm). She has served as its Chairman since 1997. She is a director of the following for profit companies: Potomac Electric Power Company (PEPCO), Ameritas/Acacia Group, Group Hospitalization and Medical Services, Inc. (GHMSI). She is also a director or trustee of National Geographic Society, CareFirst (Blue Cross/Blue Shield), Howard University, White House Historical Association and Harvard Graduate School of Education Urban Superintendents Program. From 1981 to 1988, she served as Superintendent of the District of Columbia Public Schools and Chief State School Officer. Dr. McKenzie has served as a director of the Company or its predecessors since 1992. She is currently serving a three-year term expiring at the 2006 Annual Meeting of Shareholders.

George Muñoz Age: 52	Mr. Muñoz is principal and co-founder of Muñoz Investment Banking Group, LLC. Prior to that he served as President and Chief Executive Officer of Overseas Private Investment Corporation from 1997 to January 2001. Mr. Muñoz was Chief Financial Officer and Assistant Secretary of the U.S. Treasury Department from 1993 until 1997. Mr. Muñoz is a CPA and an attorney with an extensive background in international business. He is a member of the Board of Directors of MWH Global, Inc. and of Certified Financial Planner Board of Standards, Inc. He also serves on the Board of Trustees of the National Geographic Society. He has served as a director of the Company since 2002. He is currently serving a term expiring at the 2005 Annual Meeting of Shareholders.

Roger W. Sant Age: 72	Mr. Sant is Chairman Emeritus and director of The AES Corporation, a global power company, which he co-founded in 1981. He chairs the Board of The Summit Foundation, serves as a Regent of the Smithsonian Institution and as a Board member of World Wildlife Fund-US, and The National Symphony Orchestra. He was Board Chairman of the World Wildlife Fund-US from 1994 to 2000. Mr. Sant has served as a director of the Company or its predecessors since 1993. He is currently serving a three-year term expiring at the 2006 Annual Meeting of Shareholders.

William J. Shaw Age: 58	Mr. Shaw has served as President and Chief Operating Officer of the Company or its predecessors since March 1997. He joined Marriott Corporation in 1974, was elected Corporate Controller in 1979 and a Vice President in 1982. In 1986, Mr. Shaw was elected Senior Vice President—Finance and Treasurer of Marriott Corporation. He was elected Chief Financial Officer and Executive Vice President of Marriott Corporation in April 1988. In February 1992, he was elected President of the Marriott Service Group. He served as Chairman of Sodexho Marriott Services, Inc. (now named Sodexho, Inc.) and as a director from 1998 until June 2001. Mr. Shaw serves on the Board of Trustees of the University of Notre Dame and the Suburban Hospital Foundation. He also serves on the Wolf Trap Foundation for the Performing Arts Board of Directors and the NCAA Leadership Advisory Board. He has served as a director of the Company or its predecessors since 1997. He is currently serving a three-year term expiring at the 2005 Annual Meeting of Shareholders.

Lawrence M. Small Age: 62	Mr. Small is the Secretary of the Smithsonian Institution, the world’s largest combined museum and research complex, a position he assumed in January, 2000. Prior to becoming the 11th Secretary of the Smithsonian, he served as President and Chief Operating Officer of Fannie Mae since 1991. Before joining Fannie Mae, Mr. Small had served as Vice Chairman and Chairman of the Executive Committee of the Boards of Directors of Citicorp and Citibank, N.A., since January 1990. He had been associated with Citibank since 1964. Mr. Small is also a director of a for profit company, The Chubb Corporation. He is also a director of New York City’s Spanish Repertory Theatre, the John F. Kennedy Center for the Performing Arts, the National Gallery of Art, and the Woodrow Wilson International Center for Scholars. Mr. Small has served as a director of the Company or its predecessors since 1995. He is currently serving a three-year term expiring at the 2006 Annual Meeting of Shareholders.

The Board of Directors met five times in 2003. The Company encourages all directors to attend the annual meeting of shareholders. All eleven directors attended the Company’s annual shareholders meeting in 2003. No director attended fewer than 75% of the total number of meetings of the Board and Committees on which such director served.

Committees of the Board of Directors

The Board of Directors has five standing committees: Audit; Compensation Policy; Nominating and Corporate Governance; Committee for Excellence; and Executive.

Audit Committee

Members:    Lawrence M. Small (Chair), Gilbert M. Grosvenor, Lawrence W. Kellner, George Muñoz and Roger W. Sant.

•	The members of the Committee are not employees of the Company. The Board of Directors has determined that all members of the Committee are independent as defined under the New York Stock Exchange (NYSE) Listing Standards, applicable Securities and Exchange Commission Rules and the Company’s Governance Principles adopted by the Board (“Governance Principles”). The Audit Committee Charter as adopted by the Board is attached to this proxy statement as Appendix A and is available in the Corporate Governance section of our Investor Relations website (http:/ir.shareholder.com/mar/corporategovernance.cfm). The Committee met four times in person and two times telephonically in 2003.

•	The Board of Directors has also determined the following Audit Committee members are “audit committee financial experts” as defined in Securities and Exchange Commission rules:

•	Lawrence M. Small

•	Lawrence W. Kellner

•	George Muñoz

•	Roger W. Sant

•	There is unrestricted access between the Audit Committee and the independent auditors and internal auditors.

Functions include:

•	Appointing, overseeing and determining the compensation of the Company’s independent auditors.

•	Pre-approving all audit, audit related, tax and other fees, the terms of all services, and any permissible non-audit services to be provided by the Company’s principal independent auditor.

•	Considering whether any circumstance, including the performance of any permissible non-audit services, would impair the independence of the Company’s principal independent auditor.

•	Overseeing the accounting, reporting and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements.

•	Overseeing the Company’s internal control environment and compliance with legal and regulatory requirements.

•	Overseeing the performance of the Company’s internal audit function.

Compensation Policy Committee

Members:    Floretta Dukes McKenzie (Chair), Lawrence W. Kellner, Roger W. Sant and Lawrence M. Small. Harry J. Pearce served on the Committee until February 2003, at which time Lawrence W. Kellner became a member of the Committee.

•	The members of the Committee are not Company employees and are independent as defined under the NYSE Listing Standards and our Governance Principles. The Compensation Policy Committee Charter is available in the Corporate Governance section of our Investor Relations website (http:/ir.shareholder.com/mar/corporategovernance.cfm). The Compensation Policy Committee met four times in 2003.

Functions include:

•	Recommending to the Board policies and procedures relating to senior officers’ compensation and various employee benefit plans.

•	Approving senior officer salary adjustments, bonus payments and stock awards.

Nominating and Corporate Governance Committee

Members:    Gilbert M. Grosvenor (Chair), Floretta Dukes McKenzie and George Muñoz. Harry J. Pearce served on the Committee until February 2003, at which time George Muñoz became a member of the Committee. The Board will elect a new Chair upon Mr. Grosvenor’s retirement from the Board.

•	The members of the Committee are not Company employees and are independent as defined under the NYSE Listing Standards and our Governance Principles. The Nominating and Corporate Governance Committee Charter is available in the Corporate Governance section of our Investor Relations website (http:/ir.shareholder.com/mar/corporategovernance.cfm). The Nominating and Corporate Governance Committee met twice in 2003.

Functions include:

•	Making recommendations to the Board regarding corporate governance matters and updates to the Governance Principles.

•	Reviewing qualifications of candidates for Board membership.

•	Advising the Board on a range of matters affecting the Board and its committees, including making recommendations with respect to qualifications of director candidates, selection of committee chairs, committee assignments and related matters affecting the functioning of the Board.

Committee for Excellence

Members:    George Muñoz (Chair), Harry J. Pearce and William J. Shaw, and Company officers David A. Rodriguez, Executive Vice President – Lodging Human Resources; David M. Sampson, Senior Vice President – Diversity Initiatives; and Charlotte B. Sterling,

Executive Vice President – Corporate Communications. Harry J. Pearce became a member of the Committee in February 2004.

•	The members of the Committee consist of a minimum of three members of the Board of Directors, two of whom are not officers or employees. The Committee may also consist of officers and employees of the Company who are not Directors. At least one member of the Committee is independent as defined under the NYSE Listing Standards and our Governance Principles. The Committee was created by the Board of Directors on May 2, 2003. The Committee for Excellence Charter is available in the Corporate Governance section of our Investor Relations website (http:/ir.shareholder.com/mar/corporategovernance.cfm). Only informal organizational meetings of the Committee took place in 2003.

Functions include:

•	Identifying and encouraging efforts undertaken by the Company to promote and leverage the recruitment, retention, and advancement of women and minorities as employees of the Company.

•	Identifying and evaluating efforts undertaken by the Company to promote and leverage an increasingly diverse ownership, franchisee, customer, and vendor base.

•	Communicating the Company’s efforts and successes to enhance the public perception of efforts to promote diversity and value people of different backgrounds, experiences, and cultures to benefit the Company’s strategic competitive advantage.

•	Reviewing and approving the goals and progress of the Project Excel team, which functions as the working group for the Committee.

Executive Committee

Members:    J. W. Marriott, Jr. (Chair) and Roger W. Sant.

•	The Executive Committee did not meet in 2003.

Functions include:

•	Exercises the powers of the Board when the Board is not in session, subject to specific restrictions as to powers retained by the full Board. Powers retained by the full Board include those relating to amendments to the certificate of incorporation and bylaws, mergers, consolidations, sales or exchanges involving substantially all of the Company’s assets, declarations of dividends and issuances of stock.

Selection of Director Nominees

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. As a shareholder, you may recommend any person for consideration as a nominee for director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Marriott International, Inc., Marriott Drive, Department 52/862, Washington, D.C. 20058. Recommendations must be received by January 30, 2005 to be considered for the 2005 annual meeting of shareholders, and must comply with the requirements in our bylaws. Recommendations must include the name and address of the shareholder making the recommendation, a representation that the shareholder is a holder of record of Class A common stock, biographical information about the individual recommended and any other information the shareholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended.

Once the Nominating and Corporate Governance Committee has identified a candidate, the Committee evaluates the candidate against the qualifications set out in the Governance Principles, including:

•	character, judgment, personal and professional ethics, integrity, values and familiarity with national and international issues affecting business;

•	depth of experience, skills and knowledge complementary to the Board and the Company’s business;

•	willingness to devote sufficient time to carry out the duties and responsibilities effectively.

The Committee also considers such other relevant factors as it deems appropriate. The Committee makes a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee. The procedures for considering candidates recommended by a shareholder for Board membership will be no different than the procedures for candidates recommended by members of the Nominating and Corporate Governance Committee, other members of the Board or management.

Governance Principles

In January 2004, the Board reviewed and enhanced its Governance Principles. The Governance Principles adopted by the Board meet or exceed the NYSE Listing Standards. The portion of the Governance Principles addressing director independence is attached to this proxy statement as Appendix B, and the full text of the Governance Principles can be found in the Investor Relations section of the Company’s website (http:/ir.shareholder.com/mar/corporategovernance.cfm). A copy may also be obtained upon request from the Company’s Corporate Secretary.

Director Independence

Pursuant to the Governance Principles, the Board undertook its annual review of director independence in February 2004. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. As provided in the Governance Principles, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the standards set forth in the Governance Principles, with the exception of J.W. Marriott, Jr., William J. Shaw, and John W. Marriott III, each of whom is considered an inside director because of his employment as an executive of the Company, and Harry J. Pearce, who is considered a non-independent outside director because J.W. Marriott, Jr. served on the Executive Compensation Committee of the Board of Directors of General Motors Corporation until June 2002, while Harry J. Pearce was an executive officer of General Motors Corporation until May 25, 2001. Mr. Pearce was a director of General Motors Corporation until June 5, 2001.

Meetings of Non-Employee Directors

Company policy requires non-employee directors to meet without management present at least twice a year. In 2003, the non-employee directors met without management present four times. The Chairman of the Nominating and Corporate Governance Committee presides at the meetings of the non-employee directors without management present.

Shareholder Communications with the Board

Shareholders and others interested in communicating with the Chair of the Nominating and Corporate Governance Committee, the non-employee directors or the Audit Committee may do so by e-mail to business.ethics@marriott.com or in writing to the Business Ethics Department, One Marriott Drive, Department 52/924.09, Washington, D.C. 20058. All communications are forwarded to the appropriate directors for their review, except that the Board has instructed the Company not to forward solicitations, bulk mail or communications that do not address Company-related issues. The Company reports to the directors on the status of all outstanding concerns addressed to the non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee on a quarterly basis. The non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee may direct special procedures, including the retention of outside advisors or counsel, for any concern addressed to them.

Directors’ Compensation

The Board of Directors believes that stock ownership by non-employee directors is essential for aligning their interests with those of shareholders. To emphasize this principle, in February 2003, the Compensation Policy Committee established stock ownership guidelines for the Company’s non-employee directors. The guidelines require directors to own Company stock or stock units valued at three times their annual cash and stock retainer. Directors have five years in which to meet this goal. All non-employee directors that have served as directors of the Company for five years or more have met this goal.

We compensate directors partially in cash and partially in the Company’s common stock. Our officers are not paid for their service as directors.

Annual Retainer and Attendance Fees.    For 2003, each non-employee director received a retainer fee of $50,000, together with an attendance fee of $1,250 per Board, Committee or shareholder meeting.

Committee Chair Retainer.    For 2003, the committee chair for the Audit Committee received an annual retainer of $10,000 and the Compensation Policy Committee Chair received an annual retainer of $5,000.

Annual Stock Awards.    Each non-employee director also receives an annual director stock award under our 2002 Comprehensive Stock and Cash Incentive Plan (the “2002 Plan”). We award a number of shares having an aggregate market value as of the date of grant of approximately the amount of the annual director’s retainer fee. We grant this award immediately prior to our annual meeting of shareholders. In 2003 each award was for 1,402 shares.

Deferral of Payment.    Any director may elect to defer payment of all or any portion of his or her director fees pursuant to our Executive Deferred Compensation Plan and/or our 2002 Plan. Gilbert M. Grosvenor, Floretta Dukes McKenzie, George Muñoz, Harry J. Pearce, Roger W. Sant, and Lawrence M. Small currently participate in one or both of these plans.

Other.    We reimburse directors for travel expenses and other out-of-pocket costs they incur when attending meetings. To encourage our directors to visit and personally evaluate our properties, the directors also receive complimentary rooms, food and beverages at Company owned, operated or franchised hotels when on personal travel.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company.

Shareholder Derivative Action Against Our Directors

On January 16, 2003, Daniel and Raizel Taubenfeld filed a shareholder’s derivative action in Delaware Chancery Court against each member of our Board of Directors and against Avendra LLC. The Company was named as a nominal defendant. The individual defendants were accused of exposing the Company to accusations and lawsuits which allege wrongdoing on the part of the Company. The complaint alleged that, as a result, the Company’s reputation had been damaged leading to business losses and the compelled renegotiation of some management contracts. The substantive allegations of the complaint were derived exclusively from prior press reports. The plaintiffs made no damage claim against us, nor did they assert any specific damage amount against the individual defendants. Both the directors and the Company moved to dismiss this action. The court granted that motion on October 28, 2003, dismissing the complaint with prejudice as to the named plaintiffs only.

On July 2, 2003, the Taubenfelds also initiated an action in Delaware Chancery Court pursuant to Section 220 of the Delaware General Corporation Law to obtain access to certain of the Company’s books and records. Amalgamated Bank brought a similar shareholder action for access to books and records under Section 220 in Delaware Chancery Court on July 8, 2003. During the fourth quarter of 2003, we entered into separate settlement agreements with the Taubenfelds and with Amalgamated Bank pursuant to which we will produce a limited number of documents. Once confidentiality agreements are entered into, these two proceedings will also be dismissed.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for preparing the financial statements and the reporting process. The Company’s principal independent auditor is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the principal independent auditor. The Audit Committee has discussed with the principal independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the Audit Committee has received from the principal independent auditor the written disclosures and the letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and has discussed with the principal independent auditor its independence from the Company and its management. Finally, the Audit Committee has considered whether the principal independent auditor’s provision of non-audit services to the Company is compatible with the auditor’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended January 2, 2004, for filing with the SEC.

Members of the Audit Committee

Lawrence M. Small, Chair

Gilbert M. Grosvenor

Lawrence W. Kellner

George Muñoz

Roger W. Sant

Hiring Policy for Principal Independent Auditor Employees

The Audit Committee approved the Company’s hiring policy for current and former employees of our principal independent auditor. The policy prohibits hiring into a financial reporting oversight role any person who was an employee of our present principal independent auditor and who participated in the audit, review or other attest services related to our consolidated financial statements during the preceding annual engagement period. The policy also requires approval of our Executive Vice President, Financial Information and Enterprise Risk Management before any other person who was an employee of our present principal independent auditor and who participated in the audit during the previous two annual engagement periods may be hired into a financial reporting oversight role, a position at or above the director level within our Global Finance organization or any other position with the Company at or above the vice president level.

Pre-Approval of Independent Auditor Fees and Services Policy

The Audit Committee’s Pre-Approval of Independent Auditor Fees and Services Policy provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our principal independent auditor on an annual basis and individual engagements as needed. The policy also requires additional approval of any engagements that were previously approved but are anticipated to exceed pre-approved fee levels. The policy permits the Audit Committee Chair to pre-approve principal independent auditor services where the Company deems it necessary or advisable that such services commence prior to the next regularly scheduled meeting (provided that the Audit Committee Chair must report to the full Audit Committee on any pre-approval determinations).

Principal Independent Auditor

On May 3, 2002, upon the recommendation of our Audit Committee, the Board of Directors dismissed Arthur Andersen LLP (“Arthur Andersen”) as our principal independent auditor and appointed Ernst & Young LLP (“Ernst & Young”) to serve as our principal independent auditor for the fiscal year ending on January 3, 2003. The change in auditors was effective May 3, 2002.

Arthur Andersen’s reports on our consolidated financial statements for the fiscal year ended December 28, 2001 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 28, 2001 and through May 3, 2002: (i) there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused it to make reference to the subject matter in connection with its report on our consolidated financial statements for such periods; and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During 2001 and through the date of the appointment of Ernst & Young, the Company did not consult Ernst & Young with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or (ii) any matter that was either the subject of a disagreement, within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or any “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Since the date of the appointment of Ernst & Young: (i) there have been no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young’s satisfaction, would have caused it to make reference to the subject matter in connection with its report on our consolidated financial statements for the fiscal years ended January 2, 2004, January 3, 2003 and December 28, 2001; and (ii) there have been no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Principal Independent Auditor Fee Disclosure

The following table presents fees for professional services rendered by our principal independent auditor for the audit of our annual financial statements for fiscal 2003 and fiscal 2002 and fees billed for audit-related services, tax services and all other services rendered by our principal independent auditor for fiscal 2003 and fiscal 2002.

	Principal Independent Auditor Fees Paid Related to Fiscal 2003	Principal Independent Auditor Fees Paid Related to Fiscal 2002 (1)
	Ernst & Young LLP	Ernst & Young LLP
Audit Fees	$3,709,906	$4,105,500
Audit-Related Fees(2)	875,866	632,500
Tax Fees(3)	1,267,177	1,000,400
All Other Fees	—	—

Total Fees	$5,852,949	$5,738,400

(1)	During 2002, the Company paid Arthur Andersen LLP $2.6 million for statutory tax services.
(2)	Principally audits as required under our agreements with our hotel owners as well as audits of our employee benefits plans.
(3)	Principally tax compliance services related to our international entities as well as individual tax compliance services procured on behalf of our internationally based expatriate associates.

EXECUTIVE COMPENSATION

Some of the information below refers to stock issuances, stock option issuances and other actions taken by our two predecessor companies. In 1998 we were “spun off” as a separate entity (the “1998 Spin-Off”) by the company formerly named “Marriott International, Inc.” (“Old Marriott,” which is now called Sodexho Inc. and is a provider of food service and facilities management in North America). In 1993 Old Marriott was itself “spun off” as a separate entity (the “1993 Spin-Off”) by Marriott Corporation, which was renamed Host Marriott Corporation.

Summary Compensation Table

The following Summary Compensation Table shows the compensation we paid in 2003, 2002, and 2001 to our Chief Executive Officer and to our other four most highly compensated executive officers as of January 2, 2004.

Name	Fiscal Year	Annual Compensation			Long Term Compensation		All Other Compensation (5)(6)($)
		Salary (1)($)	Bonus ($)	Other Compensation (2)	Restricted Stock (3)(4)($)	Stock Options (#)
J.W. Marriott, Jr. Chairman and Chief Executive Officer	2003 2002 2001	1,000,000 1,019,231 760,969	1,118,000 1,202,285 0	105,761 80,572 59,326	0 0 0	565,000 400,000 350,000	104,275 35,920 120,605
William J. Shaw President and Chief Operating Officer	2003 2002 2001	800,000 789,904 775,000	787,200 818,972 311,783	0 0 0	1,963,650 0 2,286,750	250,000 175,000 125,000	313,987 8,500 74,089
James M. Sullivan Executive Vice President Lodging Development	2003 2002 2001	535,000 524,904 515,000	433,885 448,268 131,737	0 0 0	906,300 0 1,372,050	160,000 110,000 80,000	200,772 8,500 46,315
Arne M. Sorenson Executive Vice President and Chief Financial Officer	2003 2002 2001	535,000 524,904 515,000	424,790 444,489 149,608	0 0 0	906,300 979,000 1,600,725	160,000 110,000 80,000	200,659 8,500 47,255
Joseph Ryan Executive Vice President and General Counsel	2003 2002 2001	510,000 495,000 491,192	410,040 419,166 142,692	0 0 0	0 783,200 0	130,000 90,000 65,000	141,000 8,500 45,881

(1)	Salary amounts include both base salary earned and paid in cash during the fiscal year and the amount of base salary deferred at the election of the executive officer under certain employee benefit plans. The Company’s 2002 fiscal year included 53 weeks, resulting in an additional week of salary.

(2)	During 2003, Mr. Marriott received $71,350 in personal financial services and $34,411 in personal use of the Company jet, calculated on the basis of the incremental cost to the Company. The other named executives are eligible to receive, subject to certain limitations, personal financial planning services, tax return preparation services and complimentary rooms, food and beverages at Company owned, operated or franchised hotels when on personal travel, which collectively did not exceed $12,000 for any of those individuals during 2003.

(3)	Includes restricted stock and deferred stock contracts, as follows:

Restricted Stock.    Restricted stock awards are subject to general restrictions, such as continued employment and non-competition, and in some cases, additional performance restrictions such as attainment of financial objectives. Holders of restricted stock receive dividends and exercise voting rights on their restricted shares. Shares are released from restrictions over a 5-, 8- or 10-year period. During 2003, restricted stock contracts were awarded to Mr. Shaw for 65,000 shares vesting over 5 equal annual installments, Mr. Sullivan for 30,000 shares vesting over 5 equal annual installments, and Mr. Sorenson for 30,000 shares vesting over 8 equal annual installments.

Deferred Stock Contracts.    Deferred stock contracts are subject to general restrictions, such as continued employment and non-competition. Holders of deferred stock contracts do not receive dividends or exercise voting rights on their deferred awards until they are distributed to them. The stock typically vests in 5 or 10 equal annual installments beginning one year after we grant the award. The recipient typically receives awards in 10 annual installments following termination of employment.

(4)	The following table shows the total number of restricted shares held by, and the number of deferred bonus shares or deferred contract shares (vested and unvested) held by, each named executive as of the end of the 2003 fiscal year, and the aggregate value of these shares. The value is based on a per share price for our stock of $46.15, reflecting the closing market price on the NYSE on January 2, 2004:

Named Executive	Shares			Aggregate Value at 01/02/04($)
	Deferred Bonus Stock	Restricted Stock	Deferred Contract Stock
J.W. Marriott, Jr.	31,629	0	0	1,459,678
William J. Shaw	21,696	65,000	105,042	8,848,709
James M. Sullivan	24,956	48,000	47,018	5,536,800
Arne M. Sorenson	4,136	61,000	47,018	5,175,907
Joseph Ryan	12,715	13,806	42,018	3,163,075

(5)	This column represents matching contributions made under the 401(k) Plan of $9,000 for each Named Executive Officer and Company contributions to our Executive Deferred Compensation Plan (the “Deferred Plan”) for fiscal 2003 for Mr. Marriott, Mr. Shaw, Mr. Sullivan, Mr. Sorenson and Mr. Ryan of $66,415, $304,987, $191,772, $191,659 and $132,000, respectively. For Mr. Marriott, it also includes the amount described in footnote (6) below.

(6)	In 1996, J. W. Marriott, Jr. waived his vested right to receive post-retirement distributions of cash under the Deferred Plan and Old Marriott common stock under the Old Marriott 1993 Comprehensive Stock Incentive Plan (the “1993 Plan”). The payments and stock distributions waived were awarded to Mr. Marriott in 1995 and prior years and were disclosed as required in earlier proxy statements of Old Marriott or of Marriott Corporation. In connection with this waiver, Old Marriott agreed to purchase life insurance policies for the benefit of a trust established by Mr. Marriott. The Company assumed this agreement to purchase life insurance policies from Old Marriott. The cost of the life insurance policies to us will not exceed the expected after-tax cost to Old Marriott had it made the payments and stock distributions that Mr. Marriott waived. For 2003, the taxable economic benefit to Mr. Marriott as a result of these life insurance policies was $28,860.

Stock Options

The following two tables show information about options to purchase our Class A common stock granted to the named executive officers in fiscal 2003 under the 2002 Plan.

Stock Option Grants in Last Fiscal Year

Name	Stock Options Granted(#)	% of Total Stock Options Granted to Employees in Fiscal Year (1)	Exercise Price ($/Sh)	Expiration Date (2)	Grant Date Present Value (3)($)
J. W. Marriott, Jr.	565,000	14.3%	30.21	02/06/2013	6,181,100
William J. Shaw	250,000	6.3%	30.21	02/06/2013	2,735,000
James M. Sullivan	160,000	4.0%	30.21	02/06/2013	1,750,400
Arne M. Sorenson	160,000	4.0%	30.21	02/06/2013	1,750,400
Joseph Ryan	130,000	3.3%	30.21	02/06/2013	1,422,200

(1)	These values represent the options granted as a percentage of the total options granted to employees for the 2003 performance year. In 2003 the Company issued restricted stock units in lieu of stock options to the majority of eligible management associates. Taking into account both the option awards and the restricted stock units issued, the percent of proposed long term value issued to named executives as a percent of total equity value issued to management associates was 6.5% for Mr. Marriott, 2.9% for Mr. Shaw and 1.8%, 1.8%, and 1.5% for Mr. Sullivan, Mr. Sorenson and Mr. Ryan, respectively.

(2)	All options vest over four years on the anniversary date of the grant at a rate of 25% per year and have a 10-year term. Options held by executive officers may be transferred only as gifts for the benefit of specified family members.

(3)	These values were established using the Black-Scholes stock option valuation model. Assumptions used to calculate the grant date present value of option shares granted for fiscal 2003 were in accordance with SFAS 123, as follows:

(a)	Expected Volatility – The standard deviation of the continuously compounded rates of return calculated on the average daily stock price over a period of time immediately preceding the grant and equal in length to the expected life of the option. The volatility was 32.2%.

(b)	Risk-Free Interest Rate – The risk-free interest rate was 3.52%.

(c)	Dividend Yield – The expected dividend was $0.30 based on our historical dividend policy over the expected life of the option.

(d)	Expected Life – The expected life of the option was 7.15 years, calculated based on the historical expected life of previous grants.

(e)	Per Share Value – The per share value for the February 6, 2003 grants was $10.94.

Aggregated Stock Option/Stock Appreciation Right (SAR) Exercises in Last Fiscal

Year and Fiscal Year-End Option Values

Name	Company (1)	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options/ SARs at Fiscal Year End (2)		Value of Unexercised In-the-Money Stock Options/SARs at Fiscal Year End (3)
				Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
J.W. Marriott, Jr.	MI	0	0	2,643,887	1,535,365	73,100,736	22,288,549
	HMC	0	0	372,110	0	3,712,862	0
William J. Shaw	MI	243,281	7,734,664	924,669	773,993	19,701,430	12,235,167
	HMC	50,000	481,125	155,041	0	1,511,479	0
James M. Sullivan	MI	0	0	467,195	458,630	9,999,427	7,059,139
Arne M. Sorenson	MI	0	0	231,756	332,500	2,930,384	4,162,340
Joseph Ryan	MI	0	0	321,125	406,130	4,967,010	6,450,777

(1)	“MI” represents options to purchase our Class A common stock, including options to purchase Old Marriott Common Stock which were converted into options to purchase our Class A common stock as part of the 1998 Spin-Off. “HMC” represents, with respect to J.W. Marriott, Jr., SARs in Host Marriott Corporation and, with respect to William J. Shaw, options to purchase shares in Host Marriott Corporation.

(2)	The number and terms of some of these options reflect several adjustments made as a result of the 1993 Spin-Off, the spin-off of Host Marriott Services Corporation from Host Marriott Corporation in 1995, the 1998 Spin-Off, and the conversion of Host Marriott Corporation into a real estate investment trust (and a related spin-off transaction) in 1998, each in accordance with the applicable employee benefit plans covering those options. These adjustments preserved, but did not increase or decrease, the economic value of the options on the date of those transactions.

(3)	We have based the value of the unexercised stock options on a per share price for Company stock of $46.15 and a per share price for Host Marriott Corporation common stock of $12.25, the respective closing prices on the NYSE on January 2, 2004.

REPORT ON EXECUTIVE COMPENSATION BY

THE COMPENSATION POLICY COMMITTEE

The Compensation Policy Committee (the “Committee”) is responsible for establishing basic principles related to the compensation programs of the Company and for providing oversight for compensation programs for senior executive officers. The principles include building a strong relationship between shareholder return and executive compensation, providing incentives to achieve both short and long-term goals, and providing an overall level of remuneration which is competitive and reflective of performance. The Committee met four times during 2003. The Chief Executive Officer and other senior executive officers are not present at the meetings unless requested by the Committee.

Compensation Philosophy and Programs

The Committee’s objective is to establish a total compensation program for the Company that appropriately balances compensation costs with salaries and incentives sufficient to retain and motivate key executives. Senior human resources management of the Company presents proposals and recommendations on senior executive officer compensation to the Committee for its review and evaluation. To establish compensation levels, the Committee uses data obtained from outside consultants retained at the Committee’s discretion. The data reflects compensation practices at companies of approximately Marriott’s size (the comparison group) who participate in a variety of compensation surveys. The Committee believes that targeting compensation between the median and the 75th percentile of other large companies appropriately reflects the conditions of the labor market for Company executives. Companies in the comparison group may be included in the S&P Hotel/Motel Index used in the performance chart included in this Proxy Statement; however, the comparison group is not made up exclusively of companies comprising that index. Because the Company recruits senior executives from outside the hospitality industry, the Committee believes that the broad-based comparison group is an appropriate basis for establishing competitive pay programs.

Base Salary

The Company has an executive compensation salary structure approved by the Committee, which includes salary ranges established for each executive level. Each position’s salary and target bonus opportunity is established based on targeted levels of total cash compensation for similar positions in the survey data. Actual base salaries are set within the prescribed salary range, based on a subjective assessment of factors including tenure, experience and individual performance. This assessment is not subject to weightings or formulas. Individual annual salary increases reflect the position within the salary range, merit increase guidelines established by the Company, and individual performance over the prior year. The Committee establishes merit increase guidelines based on survey information of annual salary increase budgets for the comparison group, along with an assessment of the Company’s labor costs for management employees.

Annual Cash Incentives

The Company has established the 2003 Incentive Plan, which is focused on financial objectives. In addition, the Company maintains the Executive Officer Individual Performance Plan, which is focused on human resource and other business requirements, to help motivate the attainment of annual objectives.

Under each plan, goals and specific objectives are established for a minimum level, target level, and a maximum level of performance. Senior human resources management of the Company provided the Committee with recommended individual performance objectives for the Chief Executive Officer and each of the other named executives for the Committee’s review and input. For each objective, actual performance is measured against these levels in order to determine the actual payment. No payment is made if performance fails to meet the minimum level for a particular objective.

The 2003 incentive plans for the Chief Executive Officer and other senior executive officers included objectives related to Company financial performance, individual performance, customer satisfaction, owner relations and lodging growth objectives.

Stock Incentives

The Committee believes that stock ownership by senior executive management is essential for aligning management’s interest with that of shareholders. To emphasize this principle, in February 1999, the Company established stock ownership guidelines for the Company’s senior management. The guidelines require the top 75 executives in the Company to own a multiple of their individual salary grade midpoint in Company stock. Executives have five years in which to meet this goal. The majority of the executives have met their goals. Each of the named senior executive officers has met his goal.

The Company continues to grant stock options as the primary long-term incentive to senior executive officers of the Company. Beginning in 2003, the Company issued restricted stock units to the majority of eligible senior management as their primary long-term incentive. The long-term value and the number of shares subject to options granted to each senior executive officer and senior management are related to a guideline number established for each eligible level based on the survey data described above. The Committee establishes a competitive range of share awards per eligible position, and individual awards are determined based on a subjective assessment of individual performance, contribution and future potential.

Under the terms of the Company’s 2002 Plan, awards of restricted stock contracts, deferred stock contracts, and restricted stock units are also made to key management employees. These awards tend to be relatively infrequent and are used to recognize special performance of key executives or as an employment inducement. The Company considers a number of factors when determining stock grants such as individual performance, the size of competitive long-term awards, key contributions and previous share grants.

2003 Compensation of the Chief Executive Officer and Named Executive Officers

The Committee reviewed the 2003 salaries for J.W. Marriott, Jr., and all other executive officers in February 2003. For 2003, Mr. Marriott’s base pay was maintained at $1,000,000, resulting in no base pay increase. The other named senior executive officers received base pay increases ranging from 3.1% to 3.8%. These salaries are within the median range for the comparison groups.

Under the 2003 Incentive Plan, Mr. Marriott’s maximum annual incentive opportunity as a percentage of base salary was 75% based on attaining an earnings per share objective. Under the Executive Officer Individual Performance Plan, his maximum opportunity was 25% related to individual objectives, 12.5% on growth objectives, 6.25% on owner relations, and 6.25% related to customer satisfaction. Mr. Marriott did not achieve the maximum level of performance for earnings per share, customer satisfaction and owner relations objectives. Mr. Marriott accomplished the majority of his individual objectives and growth objectives. The aggregate target level of bonus award for Mr. Marriott was 90% and the maximum level of bonus award was equal to 125% of eligible fiscal year salary. The total award payment of $1,118,000 corresponded to 111.80% of salary. Mr. Marriott’s annual cash incentive payment was at the median for the comparison group. From a total cash compensation perspective (base plus bonus), his annual compensation is at the median for the comparison group.

The other named senior executive officers were also participants in the 2003 Incentive Plan. Measures utilized included Company earnings per share, customer satisfaction, owner relations, lodging rooms growth objectives and individual objectives. The aggregate target payments for other named executives were set at 60% to 80% of salary and the maximum aggregate payments from 90% to 110% of salary. Actual total award payments for 2003 ranged from 79.40% to 98.40% of salary.

Based on outstanding contributions during the year, and to continue to offer a competitive total compensation program, Mr. Shaw received a restricted stock grant in 2003 of 65,000 shares, and Mr. Sullivan received a restricted stock grant in 2003 of 30,000 shares, each vesting in equal annual installments over 5 years, assuming continued employment. Mr. Sorenson received a restricted stock grant in 2003 of 30,000 shares vesting in equal annual installments over 8 years assuming continued employment.

In 2003, stock option grants were made to Mr. Marriott and the other named executive officers. Mr. Marriott received an option in February 2003 to acquire 565,000 shares, with vesting over four years. This grant and similar grants to the other named executive officers were within guideline ranges established for each executive’s specific level.

Impact of Internal Revenue Code Section 162(m)

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the tax deduction for compensation expense in excess of one million dollars paid to each of certain executive officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The Committee believes payments under the 2003 Incentive Plan and stock option grants satisfy the requirements for exemption under Internal Revenue Code Section 162(m). Payments made under the 2003 Incentive Plan constitute the majority of aggregate annual cash incentive amounts payable for Mr. Marriott and all other named executive officers.

The Executive Officer Individual Performance Plan and certain restricted stock awards under the 2002 Plan do not meet the requirements for exemption as performance-based compensation; however, the Committee believes that incentives for performance relative to certain Company objectives, such as workforce planning, customer satisfaction and other non-financial business requirements, as well as time-based equity incentives, are relevant and appropriate. For 2003, the annual salary, bonus and other non-performance-based remuneration earned by J.W. Marriott, Jr., Mr. Sullivan and Mr. Sorenson were less than one million dollars after allowing for amounts deferred into the Executive Deferred Compensation Plan. The total remuneration earned by Mr. Shaw and Mr. Ryan in each case exceeded one million dollars. While the Committee believes that it is important to preserve the ability to structure compensation programs to meet a variety of corporate objectives even if the compensation is not deductible, due to the Company’s focus on performance-based compensation plans and continued deferral of compensation by certain executive officers, the Committee expects that the vast majority of compensation paid to the executive officers as a group will be tax deductible.

Summary

The Compensation Policy Committee believes that the compensation programs of the Company are well structured to encourage attainment of objectives and foster a shareholder perspective in management. The Committee feels that the awards made in 2003 were competitive and appropriate and serve shareholders’ long-term interest.

Members of the Compensation Policy Committee

Floretta Dukes McKenzie, Chair

Lawrence W. Kellner

Roger W. Sant

Lawrence M. Small

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information about the Company’s compensation plans at January 2, 2004.

Equity Compensation Plan Information

	(a)		(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	46,675,115	(1)	$28.66	14,262,377	(2)
Equity compensation plans not approved by shareholders (3)	0			0
Total	46,675,115			14,262,377

(1)	Includes 8,575,982 shares of deferred stock and deferred stock units that are not included in the calculation of the Weighted-Average Exercise Price in column (b).

(2)	Consists of 8,374,511 securities available for issuance under the 2002 Comprehensive Stock and Cash Incentive Plan and 5,887,866 securities available for issuance under the Employee Stock Purchase Plan.

(3)	All of the Company’s equity compensation plans have been approved by shareholders.

SHAREHOLDER RETURN PERFORMANCE GRAPH

The following graph compares the performance of the Company’s Class A common stock from January 1, 1999 to the end of fiscal 2003 with the performance of the Standard & Poor’s Corporation Composite 500 Index and the Standard and Poor’s Hotels, Resorts and Cruise Lines Index. The graph assumes an initial investment of $100 on January 1, 1999, and reinvestment of dividends.

We believe that this shareholder return information has only limited relevance to an understanding of our compensation policies during the indicated periods and does not reflect all matters that we considered appropriate in developing our respective compensation strategies.

Performance Graph

	1/1/99	12/31/99	12/29/00	12/28/01	1/3/03	1/2/04
Marriott International, Inc.	100.0	109.5	147.6	144.7	121.5	164.8
S&P Hotels, Resorts and Cruise Lines Index	100.0	95.4	94.7	89.5	90.4	132.3
S&P 500 Index	100.0	121.0	110.0	96.9	75.5	93.8

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

JWM Family Enterprises, L.P. (“Family Enterprises”) is a Delaware limited partnership majority-owned by J.W. Marriott, Jr., the Company’s Chairman and Chief Executive Officer, and members of his immediate family including John W. Marriott III, a director and executive officer. Family Enterprises indirectly holds varying percentages of ownership interests in a Courtyard hotel in Long Beach, California, a Residence Inn in San Antonio, Texas, a Fairfield Inn in Anaheim, California, a SpringHill Suites hotel in Herndon, Virginia, a Courtyard hotel in Novato, California, a Courtyard hotel and a TownePlace Suites hotel in Milpitas, California, a Residence Inn in Washington, DC and a Marriott hotel in West Palm Beach, Florida. Our subsidiaries operate each of these properties pursuant to management agreements with entities controlled by Family Enterprises and we expect such arrangements to continue in 2004. An entity controlled by Family Enterprises has entered into a purchase contract to acquire a full service hotel in Columbus, Ohio. We are negotiating to enter into a management agreement to operate the full service hotel. In fiscal 2003, we received management fees of approximately $3.1 million, plus reimbursement of certain expenses, from our operation of these hotels. Other than in our role as manager, we have no financial involvement in the hotels listed above or in Family Enterprises.

Transactions with Host Marriott Corporation

In 1993, our predecessor company was spun off as a separate public company from its former parent company, Marriott Corporation (which changed its name to Host Marriott Corporation) (“Host Marriott”). Host Marriott retained the ownership of lodging properties and certain other assets. Our predecessor company continued the lodging management business and certain other businesses. At January 30, 2004, J.W. Marriott, Jr., John W. Marriott III, and Richard E. Marriott and their immediate family members beneficially owned approximately 8.2 percent of the common stock of Host Marriott.

Pursuant to agreements with Host Marriott, in 2003 we:

•	owned 120 hotels through an unconsolidated joint venture formed in 2000 with an affiliate of Host Marriott (the “Courtyard Joint Venture”);

•	operated lodging properties owned or leased by Host Marriott and the Courtyard Joint Venture;

•	guaranteed Host Marriott’s performance in connection with certain obligations; and

•	provided Host Marriott with various administrative and consulting services and a sublease of office space at the Marriott headquarters building.

Lodging.    We recognized sales of $2,357 million and lodging financial results of $141 million in 2003 from our operation of lodging properties owned or leased by Host Marriott. During 2003, Host Marriott also served as the general partner or managing member of several unconsolidated entities, including the Courtyard Joint Venture, that own lodging properties we manage. We recognized sales of $329 million and lodging financial results of $7 million in 2003 from our operation of these lodging properties. We also leased land to certain of these partnerships and recognized land rent income of $18 million in 2003. Included above in amounts recognized from lodging properties owned by unconsolidated entities are sales of $268 million, lodging financial results of $3 million, and land rent income of $18 million attributable to the Courtyard Joint Venture in 2003.

Our lodging operating agreements with Host Marriott and the Courtyard Joint Venture reflect current market terms and conditions for arrangements between managers and owners of very large hotel portfolios of similar quality.

Financing.    We have provided Host Marriott with financing for a portion of the cost of acquiring properties to be operated or franchised by us, and we may continue to provide financing to Host Marriott in the future. The outstanding principal balance of these loans was $3 million and $5 million at January 2, 2004 and January 3, 2003, respectively, and we recognized less than $1 million in 2003 in interest and fee income under these credit agreements with Host Marriott. We also provided the Courtyard Joint Venture with a loan for a portion of the cost of acquiring its 120 hotels in 2000. The balance of our loan to the Courtyard Joint Venture was $215 million and $184 million, respectively, as of January 2, 2004 and January 3, 2003. We recognized $31 million in interest income on that loan in 2003. Although we are currently deferring the interest on the loan to the Courtyard Joint Venture, debt service on our loan was current on January 2, 2004.

Guarantees.    We have guaranteed the performance of Host Marriott and certain of its affiliates to lenders and other third parties. These guarantees were limited to $9 million at January 2, 2004. We have made no payments pursuant to these guarantees. We lease land to the Courtyard Joint Venture that had an aggregate book value of $184 million at January 2, 2004. This land has been pledged to secure debt of the lessees. We are currently deferring receipt of rentals on this land to permit the lessees to meet their debt service requirements.

Administrative Services.    We also provide certain administrative and consulting services to Host Marriott and sublease space at our headquarters building to Host Marriott. In 2003, we were paid approximately $580,000 for these items, including reimbursements.

Certain Relationships

Pursuant to the provisions of the Company’s bylaws and indemnification agreements, legal expenses incurred by the Directors in connection with derivative litigation against the Directors filed by Daniel and Raizel Taubenfeld, as described in “Shareholder Derivative Action Against our Directors” on page 18, are being advanced on behalf of the Directors by the Company or the Company’s insurer. Accordingly, in 2003 the Company paid $145,595 to law firms that represented the Directors.

The Company acquired 750,000 shares of Class A common stock from First Media, L.P. on August 26, 2003 for a price per share of $40.71. The agreed upon price was the closing price on the date of the transaction. The general partner of First Media, L.P. is a corporation in which Richard E. Marriott is the controlling shareholder.

Our Company, which was founded by J.W. Marriott, employs a number of members of the Marriott family in management positions in addition to our Chairman and Chief Executive Officer, J.W. Marriott, Jr. Among the family members employed are Mr. Marriott’s sons and son-in-law: John W. Marriott III, who serves on the board and as Executive Vice President, Lodging; Stephen Marriott, who serves as Senior Vice President, Culture and Special Events; David Marriott, who serves as Director, Sales and Marketing; and Ronald Harrison, who serves as Regional Vice President, Renaissance Hotels & Resorts, North America. For fiscal 2003, these individuals were paid salary and bonus of $660,579, $259,987, $81,244, and $87,834, respectively. Jerry Cooper, the brother-in-law of John W. Marriott III, serves as Director, Sales Strategy and Transformation and was paid salary and bonus of $126,589 for 2003. In addition, Mr. Sullivan’s daughter, Kathleen Tyson, serves as Project Director, Ritz-Carlton Product and Brand Management. In fiscal 2003, she was paid an aggregate salary and bonus of $143,115. These family members are compensated at levels comparable to the compensation paid to non-family members in similar positions. Our board of directors believes that the involvement of a significant number of Marriott family members in responsible positions of the Company makes a significant long-term contribution to the value of our corporate name and identity and to the maintenance of Marriott’s reputation for providing quality lodging products.

ITEM 2— RATIFICATION OF APPOINTMENT OF PRINCIPAL INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s principal independent auditor for fiscal 2004. Ernst & Young LLP, a firm of independent public accountants, has served as the Company’s principal independent auditor since May 3, 2002. Ernst & Young LLP will examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries.

Representatives of Ernst & Young LLP will be present at the annual meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to questions.

The Board of Directors has put this proposal before the shareholders because the Board believes that seeking shareholder ratification of the selection of the independent financial auditor is good corporate practice. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement.

The Board recommends a vote FOR ratification of Ernst & Young LLP as the Company’s principal independent auditor for fiscal 2004.

ITEM 3—SHAREHOLDER PROPOSAL TO ADOPT CUMULATIVE VOTING FOR ELECTION OF DIRECTORS

Mrs. Evelyn Y. Davis (Editor of Highlights and Lowlights, Watergate Office Building, 2600 Virginia Avenue, NW, Suite 215, Washington, DC 20037), a shareholder who owns 400 shares of Company common stock, has notified the Company of her intention to propose the following resolution at the Annual Meeting of Shareholders:

RESOLVED: That the stockholders of Marriott International, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

In support of the resolution, Mrs. Davis has submitted the following statement:

        Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting.

        Last year the owners of 50,394,594 shares, representing approximately 27% of shares voting, voted for this proposal.

        “If you AGREE, please mark your proxy FOR this resolution.”

Board Response

The Board and the Nominating and Corporate Governance Committee have considered this proposal. The Board recommends that shareholders vote against it for the following reasons.

Each of our directors currently is elected by the holders of a majority of the voting power of the Company’s shares. This permits the directors to administer the affairs of the Company for the benefit of all shareholders. We believe that cumulative voting is undesirable because it may be directed toward the election of one or more directors by a special group of shareholders. The subset of shareholders or special group electing a director by cumulative voting may seek to have that director represent those shareholders’ or group’s special interest, rather than the interests of the shareholders as a whole. This partisanship among directors and special interest voting could interfere with the effectiveness of the Board and could be contrary to the interests of the Company and our shareholders as a whole.

The majority of states, including Delaware, where the Company is incorporated, do not require cumulative voting. Our present method of electing directors is employed by a vast majority of companies listed in the Standard and Poor’s 500 Index and by most companies listed on the NYSE. We believe that this method is appropriate to ensure that directors will represent all the shareholders, and not just a particular group.

The Board recommends a vote AGAINST this proposal.

HOUSEHOLDING

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, we and banks and brokerage firms that hold your shares have delivered only one proxy statement and annual report to multiple shareholders who share an address unless one or more of the shareholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to the Secretary, Marriott International, Inc., Dept. 52/862, Marriott Drive, Washington, D.C. 20058 or by calling (301) 380-8999. You may also obtain a copy of the proxy statement and annual report from the Company’s website at http:/ir.shareholder.com/mar/corporategovernance.cfm. Shareholders sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

OTHER MATTERS

The Company’s management knows of no other matters that may be presented for consideration at the 2004 annual meeting. However, if any other matters properly come before the annual meeting, the persons named in the proxy intend to vote such proxy in accordance with their judgment on such matters.

Any shareholder who would like a copy of the Company’s 2003 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Secretary, Marriott International, Inc., Dept. 52/862, Marriott Drive, Washington, D.C. 20058. The Company’s copying costs will be charged if copies of exhibits to the 10-K are requested. You may also obtain a copy of the 10-K, including exhibits, from the Company’s website at http:/ir.shareholder.com/mar/corporategovernance.cfm.

BY ORDER OF THE BOARD OF DIRECTORS

Dorothy M. Ingalls

Secretary

APPENDIX A

MARRIOTT INTERNATIONAL, INC.

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

I.	Purpose; Statement of Policy

A.	The purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors in overseeing: (i) the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements; (ii) the Company’s internal control environment and compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; and (iv) the performance of the Company’s internal audit function. The Committee shall also prepare the report for the Company’s annual proxy statement required by rules of the Securities and Exchange Commission (the “SEC”).

B.	The Committee has revised and amended this Charter as part of its continuing commitment to the integrity and importance of the financial reporting process and to reflect recent changes in law. The Committee recognizes that these changes are ongoing, and, accordingly, the Committee will from time to time consider such further modifications to this charter as may be necessary or appropriate in light of further changes in law, rule, regulation or best practice.

II.	Members and Terms of Office

A.	The Board of Directors appoints the members of the Committee, which shall be composed of at least three Directors, and designates one member to serve as Committee Chair. Each member of the Committee shall be financially literate, as determined by the Board of Directors, and must at all times be “independent,” as defined by the New York Stock Exchange (“NYSE”) and the SEC. At least two members of the Committee must also be a “financial expert” as defined by SEC and NYSE requirements.

B.	Members of the Committee serve until the next Annual Meeting of the Board of Directors or until their successors are appointed.

III.	Meetings

A.	The Committee will hold at least four (4) regular meetings each year, and telephonic meetings prior to each quarterly earnings release, as well as such additional meetings as the Committee Chair may deem necessary or appropriate. Minutes of each Committee Meeting will be submitted to the Board of Directors and the Committee Chair will report verbally to the full Board of Directors on matters discussed at the most recent Committee Meeting. Meetings may take place in person or telephonically at such times and places as the Committee Chair may determine. One-half of the members of the Committee will constitute a quorum.

B.	To provide access to the Committee for the internal auditors, independent auditors, and key financial management, the Committee will request the attendance at its regular meetings or otherwise, of the Chief Audit Executive (“Chief Audit Executive”) and such other members of the Company’s management as circumstances may require.

C.	The Committee will meet separately in executive session, at each regularly scheduled meeting, exclusively with each of the Chief Audit Executive and the Independent Auditors (defined below) and, at the Committee’s discretion, exclusively with its own members and/or with management. Annually, the Committee shall meet in executive session with the Disclosure Committee[1] or more frequently at their discretion.

IV.	Duties and Responsibilities

Consistent with and subject to applicable law and rules or listing standards promulgated by the SEC, NYSE, or other applicable regulatory authority, the Committee shall have the following duties and responsibilities.

A.	Relationship with Independent Auditors

1.	The Committee will appoint, oversee and determine the compensation of any registered public accounting firm (the “Independent Auditors”) employed by the Company for the purposes of preparing or issuing an audit report or related work, and the Independent Auditor shall report directly to the Committee.[2] The Committee has sole authority to approve all terms and fees associated with any audit engagement.[3] The Committee will review, at least annually, a report describing the Independent Auditor’s internal quality control procedures and any material issues raised by the most recent internal quality-control review, or by any inquiry or investigation by governmental or professional authorities within the preceding five (5) years[4], and any steps taken to address such issues.

2.	The Committee will approve in advance all audit engagement fees and terms of all audit services to be provided by the Independent Auditor. (By approving the audit engagements, the audit service shall be deemed to have been pre-approved.)

3.	The Committee will establish policies and procedures for the engagement of the Independent Auditor and pre-approval of any permissible non-audit services to be performed by the Independent Auditor. The Committee will, at least annually, (i) consider the independence of the Independent Auditor and whether the performance of permissible non-audit services is compatible with the auditor’s independence, and (ii) review a report by the Independent Auditor describing any relationships between the Independent Auditor and the Company or any other relationships that may adversely affect the independence of the Independent Auditor.

[1]	The Disclosure Committee assists in, and discusses the progress of, preparation of Forms 10-K, Forms 10-Q, Forms 8-K, definitive proxy statements, and any amendments to the foregoing, that the Company is required to file with the Securities and Exchange Commission (the “SEC Filings”) to ensure that information from all venues of the Company is communicated effectively to the CEO or CFO and that adequate review of the SEC Filings in draft form may proceed among the members of senior management. The members of the Disclosure Committee consist of the General Counsel; the Corporate Controller; the Executive Vice President – Lodging Finance; the Senior Vice President, Finance–Financial Reporting and Analysis; the Vice President, Accounting Policy; the Chief Audit Executive and the Vice President of Investor Relations.
[2]	Sarbanes-Oxley Act, §301.
[3]	SEC Rule 10A-3(b)(2) promulgated under the Securities and Exchange Act of 1934.
[4]	NYSE Listing Standard 303A(7)(c)(iii)(A).

B.	Risk Assessment and Control Environment

The Committee will periodically review and discuss the Company’s business and financial risk management and risk assessment policies and procedures with senior management, the Independent Auditor, and the Chief Audit Executive. The Committee will review and discuss with the Chief Audit Executive the scope, progress, and results of the internal audit program.

The Committee will annually:

1.	Obtain a report from the Independent Auditors discussing, among other items, critical accounting policies and alternative treatments of financial information discussed with management;[5]

2.	Review major issues concerning accounting policies and financial statement presentations, including any significant changes in the Company’s selection or application of such principles; and

3.	Review any analyses prepared by management and/or the Independent Auditors setting forth significant financial reporting issues and related judgments.

C.	Internal Controls and Disclosure Controls and Procedures

The Committee will periodically review the adequacy and effectiveness of the Company’s internal control environment, including any significant changes or deficiencies in internal controls. The Committee will also review the annual attestation and report of the Independent Auditor on management’s evaluation of the Company’s internal controls and procedures for financial reporting. In connection with this review, the Committee will obtain and discuss:

1.	Reports from the Chief Executive Officer, the Chief Financial Officer and the Independent Auditors on any significant deficiencies in the design or operation of internal controls with the identification of any material weakness;

2.	Any fraud or other irregularity (whether or not material) that involves management or other employees who have a significant role in the Company’s internal control environment; and

3.	Management’s evaluation of the Company’s disclosure controls and procedures.

D.	Financial Reporting

1.	The Committee will review the Company’s quarterly and annual results with senior management and the Independent Auditors prior to the public release of those results.

2.	The Committee will review with senior management and the Independent Auditor the Company’s annual audited and quarterly financial statements and earnings press releases, as well as financial information and earnings guidance provided to analysts and, from time to time, management will provide the Committee with an overview of the information presented, or to be presented, to rating agencies.

3.	The Committee will at least annually review the following with the Independent Auditors (and management, as appropriate):

•	The Independent Auditor’s views of the quality of the Company’s accounting principles setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements.

[5]	Sarbanes-Oxley, §204.

•	Any disagreements with management over the application of accounting principles.

•	Major issues regarding the accounting principles applied, especially significant estimates made by management or significant changes in accounting principles and financial statement presentation.

•	Significant related party transactions or other significant conflicts of interest.

•	Significant audit adjustments.

•	The Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including critical accounting policies.

•	Any difficulties encountered during the audit, including any restrictions on the scope of work or access to information.

•	Any other matters related to the conduct of the audit that must be communicated to the Committee under Generally Accepted Auditing Standards.

•	Recommend to the Board, based on the foregoing, whether the financial statements should be included in the Annual Report on Form 10-K.

4.	The Committee will meet regularly with in-house counsel to discuss legal matters that may have a material impact on the financial statements. The Committee may meet with outside counsel as the Committee deems appropriate.

5.	The Committee will prepare an Audit Committee Report for inclusion in the Company’s annual proxy statement and submit the draft report to the Board of Directors for approval.

E.	Review of Codes of Conduct for Directors, Officers, and Employees

The Committee will at least annually review with management, the General Counsel and the Chief Audit Executive the Company’s programs to ensure compliance with its’ Ethical Conduct Policy (MIP-1) and the Business Conduct Guide. These policies will be posted on the Company’s public website.

F.	Oversight of System for Complaints

The Committee will establish a procedure for the oversight and reporting to the Committee of the receipt, retention, treatment, and closure of complaints to the Company concerning (i) accounting, internal accounting controls, or auditing matters; or (ii) the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

G.	Hiring Employees of Independent Auditors

The Committee will establish policies for the hiring of employees and former employees of the Independent Auditors.

H.	Periodic Review of Charter; Function of Audit Committee

The Committee will at least annually review and assess the adequacy of this Charter and will submit proposed revisions to the Charter to the Board of Directors for approval. In addition, the Committee will at least annually evaluate its own performance.

I.	Audit Committee Policies and Procedures

The Committee will develop and implement any Audit Committee Policies and Procedures consistent with this Charter that it deems necessary or appropriate to carry out the Committee’s obligations as required by this Charter, by the Board of Directors, and by applicable law and by SEC and NYSE rule. Such procedures may include policies and procedures for the efficient and consistent management of the Committee’s oversight over the Independent Auditors, and will cover such matters as pre-approval of audit fees, pre-approval of permissible non-audit services to be provided by the Independent Auditor, and approval of plans relating to rotation of Independent Auditors or their personnel. The Audit Committee Policies will be construed in connection with the authority conferred by this Charter.

J.	Investigations

The Committee may investigate suspected improprieties on any material matter, using special counsel or outside experts when necessary or appropriate.

V.	Retention of Outside Advisors

The Committee may, without further action of the Board of Directors, retain for its own account and service any external advisors, attorneys, consultants, and accountants (collectively, “Advisors”) it deems necessary to carry out the Committee’s purposes. The Company will adequately fund the costs and expenses of these Advisors under arrangements that assure the independence of those Advisors and their loyalty to the Committee.

APPENDIX B

(Excerpt from the Company’s Governance Principles)

INDEPENDENCE OF DIRECTORS

A majority of the directors must be independent and it is the board’s goal that at least two-thirds of the directors be independent. To be considered “independent,” the board must determine that a director has no direct or indirect material relationship with Marriott. The board has established the following guidelines to assist it in determining director independence:

a.    A director is not independent if, within the preceding three years: (i) the director was employed by Marriott or a Marriott affiliate, or Marriott’s independent auditor or otherwise affiliated with Marriott’s independent auditor; (ii) an immediate family member of the director was employed by Marriott or a Marriott affiliate as an executive officer or by Marriott’s independent auditor in a professional capacity; (iii) the director is, or in the past three years has been, part of an interlocking directorate in which the director is employed by another company for which an executive officer of Marriott is a director who serves on the compensation committee of that other company; or (iv) the director receives, or an immediate family member receives, more than $100,000 per year in direct compensation from Marriott, other than director and committee fees or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

b.    The following commercial or charitable relationships are not material relationships that would impair a Marriott director’s independence: (i) service as an executive officer of another company that does business with Marriott where the annual sales to, or purchases from, Marriott are in an amount equal to or less than the greater of $1 million or two percent of the consolidated gross annual revenues of that other company; (ii) service as an executive officer of another company which is indebted to Marriott, or to which Marriott is indebted, where the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the other company; and (iii) service by a Marriott director or his or her immediate family member as an officer, director or trustee of a charitable organization, where Marriott’s discretionary charitable contributions to that organization are in an amount equal to or less than the greater of $1 million or two percent of that organization’s consolidated gross annual revenues. The board annually reviews all commercial and charitable relationships of directors, and publishes whether directors previously identified as independent continue to satisfy the foregoing tests.

c.    For relationships not covered by the guidelines in paragraph (b) above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in paragraphs (a) and (b) above.

B-1

2004 ANNUAL MEETING INFORMATION

Time and Location.    The 2004 Annual Meeting will begin at 10:30 a.m. at the JW Marriott Hotel. Coffee, tea, and juice will be provided to shareholders attending the meeting.

Parking.    Due to anticipated needs of other hotel guests on April 30, we expect that minimal parking will be available to shareholders in the parking garage adjacent to the hotel. Several public lots are located within three blocks of the hotel.

Public Transportation.    As parking is limited in the general area, we recommend that shareholders attending the annual meeting consider using public transportation. Two Metro subway stations, Federal Triangle and Metro Center, are located less than three blocks from the hotel, and the area is served by Metro buses.

Lodging.    Two local Marriott hotels will offer a “Shareholder Annual Meeting” rate for Thursday, April 29, 2004, the night before the meeting. To receive these rates, call the hotel directly and ask for the shareholder annual meeting rate for April 29, 2004. Please note that a limited number of rooms are offered at this rate. Applicable taxes and gratuities are extra and advance reservations are required. This discount may not be used in conjunction with other discounts, coupons, or group rates.

JW Marriott Hotel—$183	Washington Courtyard—$125
1331 Pennsylvania Avenue, N.W.	1900 Connecticut Avenue, N.W.
Washington, D.C. 20004	Washington, D.C. 20009
202/393-2000	202/332-9300
Near Federal Triangle Metro Station	Near Dupont Circle Metro Station

[MARRIOTT LOGO APPEARS HERE]

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8089

EDISON, NJ 08818-8089

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
Log on to the Internet and go to http://www.eproxyvote.com/mar	OR	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no instruction is indicated, such proxy will be voted “FOR” Proposals 1 and 2, “AGAINST” Proposal 3 and at the discretion of the Proxies on any other matter that may properly occur.

The Board of Directors recommends a vote FOR Proposals 1 and 2				Directors recommend a vote AGAINST Proposal 3.

1. Election of Directors: 01. Lawrence W. Kellner 02. John W. Marriott III 03. Harry J. Pearce	For Withheld ☐ ☐	2. Ratify Appointment of Ernst and Young LLP as Independent Auditor	For Against Abstain ☐ ☐ ☐	3. Shareholder Proposal to Adopt Cumulative Voting for Election of Directors	For Against Abstain ☐ ☐ ☐

☐ For all nominees except as noted above

MARK FOR ADDRESS

CHANGE AND MARK ON

REVERSE SIDE          ☐

Signature:                                                               Date:                                       Signature:                                                            Date:

Sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title. If a corporation, sign full corporate name by President, or other authorized officer. If a partnership, sign in partnership name by authorized trustee or partner.

Dear Shareholder:

Marriott International, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.

To vote your shares electronically, you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1. To vote over the telephone: Using a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683)

2. To vote over the Internet: Log onto the Internet and go to the web site http://www.eproxyvote.com/mar

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

Your vote is important. Thank you for voting.

INTERNET ACCESS TO SHAREHOLDER ACCOUNTS

Marriott International, Inc. and EquiServe Trust Company, N.A. remind you that you can access your account information via the Internet. Visit http://equiserve.com. You will need your account number and social security number to access your account and a password which you can receive by calling EquiServe Trust Company, N.A. at the toll-free customer service number listed below.

DEDICATED TOLL FREE CUSTOMER SERVICE NUMBER

Marriott International, Inc. shareholders should call the toll-free number indicated below for customer assistance.

1-800-311-4816

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

MARRIOTT INTERNATIONAL, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS on April 30, 2004 at 10:30 a.m.

P R O X Y

The undersigned appoints J.W. Marriott, Jr. and William J. Shaw as Proxies. Each shall have the power to appoint a substitute. They are authorized to represent and vote, as designated on the reverse side, all shares of Marriott International, Inc. Class A common stock held of record by the undersigned on March 8, 2004 at the Annual Meeting of Shareholders to be held on April 30, 2004, or any adjournment or postponement thereof. The Board of Directors recommends votes FOR Proposals 1 and 2 and AGAINST Proposal 3.

If the undersigned has voting rights with respect to shares of Company common stock under the Company’s 401(k) savings plan or the Sodexho 401(k) savings plan, the undersigned hereby direct(s) the trustee of the applicable 401(k) savings plan to vote shares equal to the number of share equivalents allocated to the undersigned’s accounts under the applicable plans in accordance with the instructions given herein. Shares for which the trustee does not receive instructions by 12:00 p.m. Eastern Time, Wednesday, April 28, 2004, will be voted by the trustee in the same proportion as the shares for which valid instructions are received from other participants in the applicable plan.

(change of address/comments)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE